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                                                                   Exhibit 99.1


                                 PRESS RELEASE


FOR RELEASE:      Immediately

CONTACT:          Victor J. Galan
                  Chairman and Chief Executive Officer
                  (787) 766-8301

         R&G FINANCIAL CORPORATION CLOSES PLACEMENT OF TRUST PREFERRED
SECURITIES

         SAN JUAN, PUERTO RICO - April 15, 2002 - R&G Financial Corporation (NASDAQ: RGFC) (the "Company") announced the closing on April 10, 2002, of a private placement of trust preferred securities issued by its Delaware statutory business trust, R&G Capital Trust I, which is sponsored by the Company's wholly owned Florida subsidiary, R&G Acquisition Holdings Corporation, to MM Community Funding III, Ltd. The aggregate net placement proceeds are estimated to be $24 million. The trust preferred securities were placed by Sandler O'Neill & Partners, L.P. as agent for the trust and its sponsor.

         The Company plans to use the proceeds from the placement, in addition to the proceeds from the Company's public offering of its 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D, to fund the acquisition of The Crown Group, Inc., and its subsidiary Crown Bank, A Federal Savings Bank, with 14 offices operating in the Tampa-St. Petersburg-Clearwater and Orlando metropolitan areas.

         The Company, currently in its 30th year of operations, is a financial holding company with assets totaling $4.7 billion at December 31, 2001. The Company operates R&G Mortgage Corp., the second largest mortgage company in Puerto Rico, R-G Premier Bank, one of the fastest growing banks in Puerto Rico, Continental Capital Corp., a New York mortgage banking company, Home & Property Insurance Corp., a Puerto Rico insurance agency, The Mortgage Store of Puerto Rico, a Puerto Rico mortgage company, and R-G Investments Corp., a registered broker-dealer. The Company, through its subsidiaries, has a combined branch network of 68 offices (38 mortgage offices in Puerto Rico, 4 mortgage offices in the United States and 26 bank branches, mainly located in northeastern Puerto Rico.)

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. With respect to the acquisition of Crown, these include securing all necessary governmental and other approvals, the satisfaction of all conditions to the acquisition, changes in business or other market conditions, and the success of the business combination as planned by the parties. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein.